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                                                                   Exhibit 99(i)

                        Hartford Life Insurance Company
                             200 Hopmeadow Street
                              Simsbury, CT  06089

April 26, 2005

Board of Directors
Hartford Series Fund, Inc.
200 Hopmeadow Street
Simsbury, CT 06089

Re:   HARTFORD SERIES FUND, INC.
      POST-EFFECTIVE AMENDMENT NUMBER 40
      FILE NO. 333-45431

Dear Members of the Board of Directors:

    I have examined the Articles of Incorporation of the Hartford Series Fund, Inc. (hereafter referred to as "Company"), the By-Laws of the Company, documents evidencing various pertinent corporate proceedings, and such other things considered to be material to determine the legality of the sale of the authorized but unissued shares of the Company's stock. Based upon my examination, it is my opinion that the Company is a validly organized and existing corporation of the State of Maryland and it is legally authorized to issue its shares of common stock, at prices determined as described in the Company's currently effective Prospectus, when such shares are properly registered under all applicable federal and state securities laws.

    Based upon the foregoing, it is my opinion that the Company's shares, when issued and sold for cash consideration in the manner described in the Company's currently effective Prospectus, will have been legally issued, fully paid and nonassessable stock of the Company.

    I am an attorney licensed to practice only in Connecticut.

    I hereby consent to the inclusion of this Opinion as an exhibit to the Company's Post-Effective Amendment to its Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,


/s/ Richard J. Wirth
Richard J. Wirth
Assistant Secretary and Chief Legal Officer